UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective March 31, 2011, as part of a series of agreements amongst us, Biogen Idec MA Inc. (“Biogen Idec”), and Millennium Pharmaceuticals, Inc. (“Millennium”), we contemporaneously entered into (a) an amended and restated collaboration agreement with Biogen Idec (“Restated Biogen Idec Agreement”), which amended and restated in its entirety the August 2004 collaboration agreement, as amended (the “Original Biogen Idec Agreement”), to provide for the discovery, development and commercialization of small molecule inhibitors of a unique preclinical kinase inhibitor program involved in immunology; (b) a license agreement with Millennium (the “Millennium Agreement”) pursuant to which we granted exclusive licenses to products against two oncology targets under the Original Biogen Idec Agreement, consisting of Raf kinase and one other identified target, under substantially the same terms as under the Original Biogen Idec Agreement; and (c) a termination and transition agreement amongst us, Biogen Idec and Millennium (the “Termination and Transition Agreement”) which provided, amongst other matters, for a $4.0 million upfront payment for the Millennium Agreement and termination of the Original Biogen Idec Agreement.

The Termination and Transition Agreement, a three-party agreement, provided for: (a) termination of Biogen Idec’s exclusive rights under the Original Biogen Idec Agreement to all discovery programs under such agreement other than a preclinical kinase inhibitor program involved in immunology, (b) the permitted assignment to transfer to Millennium all Biogen Idec and our collaboration assets and rights to Raf kinase and one additional undisclosed kinase inhibitor program in oncology, and (c) the payment of $4.0 million upfront from Millennium to us as consideration for the Millennium Agreement and affirmation of the transfer of rights under the Original Biogen Idec Agreement from Biogen Idec to Millennium.

Under the Restated Biogen Idec Agreement, we no longer have research obligations, but licenses granted to Biogen Idec with respect to the research collaboration under the Original Biogen Idec Agreement (other than the licenses transferred to Millennium under the Millennium Agreement) remain in effect. We may in the future receive pre-commercialization milestone payments totaling up to approximately $60.0 million based upon the development of the first two indications for licensed products against the immunology target with respect to which Biogen Idec retains exclusive rights under the Restated Biogen Idec Agreement. We are also eligible to receive royalty payments depending on product sales, which payments may be increased if we exercise our option to co-fund product candidates worldwide, subject to reduction if Biogen Idec is required to in-license third party intellectual property related to certain technology jointly developed under the collaboration agreement in order to commercialize a licensed product.

The Restated Biogen Idec Agreement provides for termination by Biogen Idec for convenience by Biogen Idec upon 90 day prior written notice. In addition, either party may terminate the agreement upon the bankruptcy or material breach by the other party, which breach remains uncured or bankruptcy remains in effect beyond a specified period following the breach or bankruptcy, as the case may be.

Under the Millennium Agreement, we exclusively licensed to Millennium products against the Raf kinase target and one other identified target, under substantially the same terms as under the Original Biogen Idec Agreement. We may in the future receive pre-commercialization milestone payments totaling up to approximately $60.0 million based upon the development of the first two indications for each of the licensed products directed against the two exclusively licensed targets. We are also eligible to receive royalty payments depending on product sales, which payments may be increased if we exercise our option to co-fund product candidates worldwide, subject to reduction if Millennium is required to in-license third party intellectual property related to certain technology jointly developed under the collaboration agreement in order to commercialize a licensed product.

The Millennium Agreement provides for termination by Millennium for convenience by Millennium upon 90 day prior written notice. In addition, either party may terminate the agreement upon the bankruptcy or material breach by the other party, which breach remains uncured or bankruptcy remains in effect beyond a specified period following the breach or bankruptcy, as the case may be.

The foregoing description of the Restated Biogen Idec Agreement, Millennium Agreement and Termination and Transition Agreement is not complete and is qualified in its entirety by reference to the full text of such agreements, which will be filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Item 8.01. Other Events.

On April 5, 2011, we and Millennium issued a press release announcing the entry into the agreements described in Item 1.01 of this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 5, 2011, entitled “Millennium Pharmaceuticals and Sunesis Pharmaceuticals Announce Collaboration for Kinase Inhibitors in Oncology”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: April 6, 2011

	By:	/s/ Eric H. Bjerkholt
Eric H. Bjerkholt
Senior Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated April 5, 2011, entitled “Millennium Pharmaceuticals and Sunesis Pharmaceuticals Announce Collaboration for Kinase Inhibitors in Oncology”.